EXHIBIT 10.25

EMPLOYMENT AGREEMENT

             This Employee Employment Agreement (this “Agreement”) is made as of the 2nd day of June, 2004 by and among Mobilepro Corp., a Delaware corporation (the “Company”), and Kathleen Moore, a natural person, residing in Virginia (“Ms. Moore”).

             WHEREAS, the Company wishes to employ Ms. Moore as its Vice President of Finance and Ms. Moore wishes to accept such employment;

             WHEREAS, the Company and Ms. Moore wish to set forth the terms of Ms. Moore’s employment and certain additional agreements between Ms. Moore and the Company.

             NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.	Employment Period

                               The Company will employ Ms. Moore, and Ms. Moore will serve the Company, under the terms of this Agreement commencing June 14, 2004 (the “Commencement Date”) for a term of twelve months (12) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Ms. Moore’s employment hereunder shall be referred to herein as the “Employment Period.”

2.	Duties and Status

                               The Company hereby engages Ms. Moore as its Vice President of Finance on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Ms. Moore shall report directly to the Chief Financial Officer of the Company and shall exercise such authority, perform such Employee functions and discharge such responsibilities as are reasonably associated with Ms. Moore’s position, commensurate with the authority vested in Ms. Moore pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) being jointly responsible with the Chief Financial Officer for the financial, accounting and related aspects of the Company, including the preparation and filing of the Company’s SEC filings; (ii) managing the Company’s outside auditors and the audit process of the Company and companies which the Company or its affiliates acquires; (iii) managing the financial operations of the Company’s voice business, including reconciliations, billing etc.; (iv) building and being responsible for the Company’s financial model for raising outside capital; and (v) handling such other administrative and managerial roles as are delegated to her by the Chief Executive Officer, Chief Financial Officer and/or President of the Company’s voice division.

3.	Compensation and Benefits

(a)
Salary. During the Employment Period, the Company shall pay to Ms. Moore, as compensation for the performance of her duties and obligations under this Agreement, a base salary of Ten Thousand Dollars ($10,000) per month, payable semi-monthly. The base salary will be increased to Ten Thousand Eight Hundred and Thirty Three Dollars ($10,833) per month in the month following the Company achieving an annualized gross revenue run rate of $20 million. The base salary will be increased to Eleven Thousand Six Hundred and Sixty Seven Dollars ($11,667) per month in the month following the Company achieving an annualized gross revenue run rate of $30 million. The base salary will be increased to Twelve Thousand Five Hundred Dollars ($12,500) per month in the month following the Company achieving an annualized gross revenue run rate of $40 million.

(b)
Bonus. During the Employment Period, Ms. Moore shall be entitled to a bonus not to exceed fifty percent (50%) of her annual salary. The bonus will be calculated based on audited Company EBITDA for each fiscal year. For each $1,000,000 of EBITDA, Ms. Moore shall receive a $10,000 bonus, up to 50% of her annual salary. Thus, Ms. Moore’s first bonus would be paid in approximately June 2005 when the Company’s fiscal year ending March 31, 2005 10-K is finished.

(c)
Equity. As partial consideration for entering into this Agreement, the Company hereby grants Ms. Moore an option under the Company’s 2001 Equity Performance Plan to acquire five hundred thousand (500,000) shares of the Company’s common stock at an exercise price or $0.20 per share (the “Option”). The Options shall vest ratably over the twelve (12) months of the Agreement.

(d)
Other Benefits. During the Employment Period, Ms. Moore shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Ms. Moore shall be entitled to fringe benefits including, but not limited to, ten (10) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company’s vacation pay policy. The Company anticipates having a health insurance and 401(k) program instituted by September 1, 2004. If such programs have not been implemented, Ms. Moore shall be entitled to be reimbursed for COBRA coverage as an employee only plan participant.

(e)
Business Expenses. During the Employment Period, the Company shall promptly reimburse Ms. Moore for all appropriately documented, reasonable business expenses incurred by Ms. Moore in the performance of her duties under this Agreement.

(f)
Office. During the Employment Period, the Company shall provide an office at a place mutually agreeable to Ms. Moore and the Company. Ms. Moore agrees that the Company’s existing offices at 6701 Democracy Boulevard, Bethesda, Maryland 20817 are sufficient to satisfy this covenant.

4.	Termination of Employment

(a)
Termination for Cause. The Company may terminate Ms. Moore’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Ms. Moore’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Ms. Moore’s employment hereunder if such termination shall be the result of:

(i) a materialbreach of fiduciary duty or materialbreach of the terms of this Agreement or any other agreement between Ms. Moore and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii) the commission by Ms. Moore of any act of embezzlement, fraud, larceny or theft or other material act of dishonesty on or from the Company;

(iii) substantial and continuing neglect or inattention by Ms. Moore of the duties of her employment or the willful misconduct or gross negligence of Ms. Moore in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(iv) the commission by Ms. Moore of any crime involving moral turpitude or a felony; and

(v) Ms. Moore’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company.

(b)
Termination for Good Reason. Ms. Moore shall have the right at any time to terminate her employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Ms. Moore shall have Good Reason to terminate her employment hereunder if such termination shall be the result of:

	(i)	The breach by the Company of any material provision of this Agreement; or

	(ii)	A requirement by the Company that Ms. Moore perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)
Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Ms. Moore’s employment for Cause and Ms. Moore’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Voluntary Termination. At the election of Ms. Moore, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Ms. Moore. The Employment Period may be terminated by the Board of Directors of the Company if Ms. Moore shall be rendered incapable of performing her duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Ms. Moore’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Ms. Moore, the Company shall give thirty (30) days’ advance written notice to that effect to Ms. Moore.

	(f)	Termination Without Cause . At the election of the Company, otherwise than for Cause, upon not less than thirty (30) days written notice of termination.

(g)
Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Employee will not be entitled to severance pay.

5.	Consequences of Termination

(a)
Without Cause or for Good Reason. In the event of a termination of Ms. Moore’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Ms. Moore for Good Reason pursuant to Section 4(b) the Company shall pay Ms. Moore (or her estate) and provide her with the following, provided that Ms. Moore enter into a release of claims agreement agreeable to the Company and Ms. Moore:

		(i)	Lump-Sum Payment. A lump-sum cash payment, payable ten (10) days after Ms. Moore’s termination of employment, equal to the sum of the following:

			(A)	Salary. The equivalent of three months (the “Severance Period”) of Ms. Moore’s then-current base salary; plus

			(B)	Earned but Unpaid Amounts. Any previously earned but unpaid salary through Ms. Moore’s final date of employment with the Company.

			(C)	Equity. All options vested at time of termination shall be retained by Ms. Moore if exercised up to ninety days from termination of employment.

(ii)
Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Ms. Moore was entitled to participate immediately prior to such termination, provided that Ms. Moore’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Ms. Moore’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Ms. Moore with benefits substantially similar (including all tax effects) to those which Ms. Moore would otherwise have been entitled to receive under such plans and programs from which her continued participation is barred. In the event that Ms. Moore is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)
Other Termination of Employment. In the event that Ms. Moore’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Ms. Moore other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Ms. Moore any earned but unpaid salary and bonuses through Ms. Moore’s final date of employment with the Company, and the Company shall have no further obligations to Ms. Moore.

(c)
Withholding of Taxes. All payments required to be made by the Company to Ms. Moore under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)
No Other Obligations. The benefits payable to Ms. Moore under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Ms. Moore will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Ms. Moore upon her termination of employment.

(e)
No Mitigation or Offset. Ms. Moore shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

6.	Governing Law

                               This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

                               The Company shall indemnify and save harmless Ms. Moore for any liability incurred by reason of any act or omission performed by Ms. Moore while acting in good faith on behalf of the Company and within the scope of the authority of Ms. Moore pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Ms. Moore must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

8.	Non-Disparagement

                               At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Ms. Moore’s employment was terminated), Ms. Moore shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

9.	Cooperation with the Company After Termination of Employment

                               Following termination of Ms. Moore’s employment for any reason, Ms. Moore shall fully cooperate with the Company in all matters relating to the winding up of Ms. Moore’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Ms. Moore, the Company shall be entitled to such full time or part time services of Ms. Moore as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Ms. Moore shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

10.	Notice

                               All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Ms. Moore:

Kathleen Moore

Phone:
Email:

If to the Company:

Mobilepro Corp.
Attn: CEO
6701 Democracy Blvd.
Suite 300
Rockville, Maryland 20817
Phone: 301.315.9040

11.	Waiver of Breach

                               Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Ms. Moore or of the Company.

12.	Non-Assignment / Successors

                               Neither party hereto may assign her or its rights or delegate her or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Ms. Moore to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

13.	Severability

                               To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

14.	Counterparts

                               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Arbitration

                               Ms. Moore and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16.	Entire Agreement

                               This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Ms. Moore with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Ms. Moore and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Ms. Moore and the Company.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of June 2, 2004.

KATHLEEN MOORE	MOBILEPRO CORP.

/s/ Kathleen Moore	By:	/s/ Jay O. Wright

	Its:	President and CEO